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                                  EXHIBIT 23.4

                          CONSENT OF FINANCIAL ADVISOR

October [      ], 1998


        We hereby consent to the inclusion of the Opinion of Berwind Financial, L.P. dated October [ ], 1998 as an Annex to the Proxy Statement-Prospectus filed as part of the Form S-4 Registration Statement (Registration No. 333-________) of Commerce Bancorp, Inc, and to the references to our firm as Financial Advisor to Community First Banking Company in the text of said Proxy Statement-Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.

                                         Sincerely,



                                         /s/ BERWIND FINANCIAL, L.P.